EXHIBIT 99.1
1105 Peters Road Harvey, Louisiana 70058 (504) 362-4321 Fax (504) 362-4966 NYSE: SPN

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT: Terence Hall, CEO; Robert Taylor, CFO; Greg Rosenstein, VP of Investor Relations, 504-362-4321

Superior Energy Services, Inc. Announces Fourth Quarter 2004 Results

(Harvey, La., Wednesday, February 23, 2005) Superior Energy Services, Inc. (NYSE: SPN) today announced results for the fourth quarter ended December 31, 2004. For the quarter, revenues were $157.8 million resulting in net income of $12.3 million or $0.16 diluted earnings per share, as compared to revenues of $120.3 million and net income of $5.9 million or $0.08 diluted earnings per share for the fourth quarter of 2003.

For the year ended December 31, 2004, revenues were a record $564.3 million and net income was $35.9 million or $0.47 diluted earnings per share, as compared to revenues of $500.6 million and net income of $30.5 million or $0.41 diluted earnings per share for the year ended December 31, 2003.

CEO Terry Hall Comments

CEO Terry Hall commented, "The traditional fourth quarter seasonal slowdown in the shallow water Gulf of Mexico for our services was not as severe as in years past. Higher levels of remedial and production-related work resulted in better results for our well intervention group and marine segments. Weaker deepwater rentals of drill pipe due to ongoing project delays from Hurricane Ivan were more than offset by continued diversification of our rental tools segment domestically on land and internationally in the North Sea. Fourth quarter financial performance was impacted by significant production deferral from our oil and gas segment because of extended delays to third-party pipeline and infrastructure repairs due to damage from Hurricane Ivan.

"We believe the outlook for 2005 is favorable for several reasons. First, our geographic markets appear to be more active entering this year as compared to the start of 2004, which should bode well for our core businesses. Production-related activity in the shallow water Gulf of Mexico is improving and deepwater exploration projects are resuming following storm-related downtime. Second, we should continue to gain rental tool market share domestically on land and internationally in West Africa and the Middle East. Third, we continue to build a backlog of service and decommissioning work for our own properties which can be performed if activity levels slow. Finally, we should benefit from increased levels of oil and gas production when compared to 2004 production levels."

Well Intervention Group Segment

Fourth quarter revenues for the Well Intervention Group were $62.8 million, a 28% increase over the fourth quarter of 2003 and a 5% increase over the third quarter of 2004. Activity year-over-year was stronger in most of the segment's service lines, including coiled tubing, pumping and stimulation, plug and abandonment, mechanical wireline and well control services. Sequential improvement was driven mainly by mechanical wireline activity in the Gulf of Mexico and a large well control project in Egypt.

Rental Tools Segment

Revenues for the Rental Tools segment were $45.0 million, a 28% increase over the fourth quarter of 2003 and a 6% increase over the third quarter of 2004. Improved results as compared to the fourth quarter of 2003 were driven mainly by increased rentals of stabilizers and downhole tubulars, on-site accommodations, and drill pipe and ancillary tools.

Marine Segment

Marine revenues were $20.5 million, an increase of 28% as compared to the fourth quarter of 2003 and a 13% increase as compared to the third quarter of 2004. Average fleet utilization was 76% as compared to 66% in the fourth quarter of 2003 and 69% in the third quarter of 2004. Average daily revenue in the fourth quarter was approximately $222,300, inclusive of subsistence revenue.

Liftboat Average Dayrates and Utilization by Class Size

Three Months Ended December 31, 2004

($ actual)

Class	Liftboats	Average Dayrate	Utilization
105'	6	$3,201	69.8%
120-135'	8	3,243	73.1%
145-155'	11	5,748	74.5%
160'-175'	6	7,310	70.8%
200'	2	11,239	94.6%
230'-245'	3	14,768	89.1%
250'	2	17,450	93.5%

Other Oilfield Services Segment

Revenues in this segment were $20.8 million, a 7% increase as compared to the fourth quarter of 2003 and a 2% increase as compared to the third quarter of 2004 primarily due to incremental demand for property management and contract operations.

Oil and Gas Segment

Oil and gas revenues were $11.5 million as compared to $0.7 million in the fourth quarter of 2003 and $14.2 million in the third quarter of 2004. Fourth quarter production from SPN Resources was approximately 289,400 barrels of oil equivalent, net (boe) as compared to approximately 335,890 boe in the third quarter of 2004. Fourth quarter production was lower due to production deferral of approximately 260,500 boe as a result of downtime at South Pass 60 from Hurricane Ivan.

The Company will host a conference call at 10 a.m. Central Time on Thursday. The call can be accessed from Superior's website at www.superiorenergy.com, or by telephone at 800-763-5557. The replay telephone number is 800-642-1687 and the replay passcode is 4027344. The replay is available beginning two hours after the call and ending March 3, 2005.

Superior Energy Services, Inc. provides a broad range of specialized oilfield services and equipment primarily to major and independent oil and gas companies engaged in the exploration, production and development of oil and natural gas properties offshore in the Gulf of Mexico and throughout the Gulf Coast region. These services and equipment include the rental of liftboats, rental of specialized oilfield equipment, electric and mechanical wireline services, well plug and abandonment services, well control, hydraulic workover, coiled tubing services and engineering services. Additional services provided include contract operating and supplemental labor, offshore and dockside environmental cleaning services, the manufacture and sale of drilling instrumentation and the manufacture and sale of oil spill containment equipment.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the Company's rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company's filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.

# # #

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
Consolidated Statements of Operations

Three and Twelve Months Ended December 31, 2004 and 2003
(in thousands, except earnings per share amounts)
(unaudited, except as noted)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
				(audited)

Revenues	$157,835	$120,257	$564,339	$500,625

Costs and expenses:
Cost of services	83,848	69,710	310,108	289,607
Depreciation, depletion, amortization and accretion	18,891	12,852	67,337	48,853
General and administrative	30,980	23,249	110,605	94,822

Total costs and expenses	133,719	105,811	488,050	433,282

Income from operations	24,116	14,446	76,289	67,343

Other income (expense):
Interest expense	(5,752)	(5,673)	(22,476)	(22,477)
Interest income	401	98	1,766	209
Other income	-	-	-	2,762
Equity in income of affiliates	437	493	1,329	985

Income before income taxes	19,202	9,364	56,908	48,822

Income taxes	6,916	3,511	21,056	18,308

Net income	$12,286	$5,853	$35,852	$30,514

Basic earnings per share	$0.16	$0.08	$0.48	$0.41

Diluted earnings per share	$0.16	$0.08	$0.47	$0.41

Weighted average common shares used
in computing earnings per share:
Basic	76,163	74,079	74,896	73,970
Diluted	77,618	74,759	75,900	74,648

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2004 AND 2003
(in thousands)

	12/31/2004 (unaudited)	12/31/2003 (audited)
ASSETS

Current assets:
Cash and cash equivalents	$15,281	$19,794
Accounts receivable - net	156,235	112,775
Income taxes receivable	2,694	-
Notes receivable	9,611	19,212
Prepaid insurance and other	28,203	14,059

Total current assets	212,024	165,840

Property, plant and equipment - net	515,151	427,360
Goodwill - net	226,593	204,727
Notes receivable	29,131	15,145
Investments in affiliates	14,496	13,224
Other assets - net	6,518	6,567

Total assets	$1,003,913	$832,863

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$36,496	$20,817
Accrued expenses	56,796	48,949
Income taxes payable	-	138
Fair value of commodity derivative instruments	2,018	-
Current portion of decommissioning liabilities	23,588	20,097
Current maturities of long-term debt	11,810	14,210

Total current liabilities	130,708	104,211

Deferred income taxes	103,372	86,251
Decommissioning liabilities	90,430	18,756
Long-term debt	244,906	255,516
Fair value of commodity derivative instruments	618	-

Total stockholders' equity	433,879	368,129

Total liabilities and stockholders' equity	$1,003,913	$832,863

Superior Energy Services, Inc. and Subsidiaries

Segment Highlights

Three months ended December 31, 2004, September 30, 2004, and December 31, 2003
(Unaudited)
 (in thousands)

	Three months ended,
Revenue	December 31, 2004	September 30, 2004	December 31, 2003

Well Intervention	$62,779	$59,861	$49,192

Rental tools	44,971	42,530	35,015

Marine	20,456	18,049	15,958

Other Oilfield Services	20,789	20,354	19,351

Oil and Gas	11,462	14,190	741

Less: Oil and Gas Eliminations (2)	(2,622)	(2,484)	-

Total Revenues	$157,835	$152,500	$120,257

	Three months ended,
Gross Profit (1)	December 31, 2004	September 30, 2004	December 31, 2003
Well Intervention	$29,154	$25,519	$20,756

Rental tools	29,731	27,186	22,901

Marine	7,357	5,856	3,421

Other Oilfield Services	4,560	3,878	3,059

Oil and Gas	3,185	7,650	410

Total Gross Profit	$73,987	$70,089	$50,547

(1)	Gross profit is calculated by subtracting cost of services from revenue for each of the Company's five segments.
(2)	Oil and gas eliminations represent products and services from the company's segments provided to the Oil and Gas Segment.